Exhibit 99.1

Hellman & Friedman to Acquire Associated Materials

CUYAHOGA FALLS, Ohio, Sept. 8 /PRNewswire/ — Associated Materials, LLC, majority owned by affiliates of Investcorp and Harvest Partners, announced that it has signed a definitive agreement to be acquired by affiliates of Hellman & Friedman LLC in a transaction valued at approximately $1.3 billion.  The transaction is expected to close in the fourth quarter of 2010 and is subject to customary conditions.

Associated Materials is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America.  The Company produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing.

“We are excited to be partnering with Hellman & Friedman,” said Tom Chieffe, President and Chief Executive Officer of Associated Materials.  “The Hellman & Friedman team has an impressive track record, understands our business and shares our vision for the future of the Company.  We look forward to working closely with them to pursue our strategic objectives and continue our strong customer focus.”

“With its vertically integrated distribution model and innovative product lines, Associated Materials is uniquely positioned to serve exterior contractors in the remodeling and new construction markets,” said Erik Ragatz, Managing Director at Hellman & Friedman. “The Company’s outstanding culture and singular focus on helping contractors grow their businesses has resulted in deep customer relationships.  We are extremely pleased to have the opportunity to partner with Tom and the rest of the management team at Associated Materials.”

Lars Haegg, Managing Director at Investcorp, and Ira Kleinman, Senior Managing Director of Harvest Partners said, “We are proud to have been part of Associated Materials’ successful history.  The Company is run by an excellent management team which has consistently delivered superior products and services to its customers.  We are confident Hellman & Friedman will be an ideal partner in the next stage of the Company’s development.”

Deutsche Bank Securities Inc. and affiliates and UBS Investment Bank have provided commitments to finance the transaction.  UBS Investment Bank is acting as financial advisor to Hellman & Friedman and Simpson Thacher & Bartlett LLP is acting as legal advisor.  Deutsche Bank and Barclays Capital are acting as financial advisors to Associated Materials and Gibson, Dunn & Crutcher LLP is acting as legal advisor.

About Associated Materials

Associated Materials is a leading, vertically integrated manufacturer and distributor of exterior residential building products in the United States and Canada. The Company’s core products include vinyl windows, vinyl siding, aluminum and steel siding, and accessories.  The Company’s products are marketed on a wholesale basis to more than 50,000 independent contractors through a network of 119 company-operated supply centers and approximately 250 independent distributors across the U.S. and Canada.  The Company’s brand names include Alside®, Revere® and Gentek®.  For more information, please visit the Company’s website at www.associatedmaterials.com.

About Hellman & Friedman

Hellman & Friedman LLC is a leading private equity investment firm with offices in San Francisco, New York and London. Since its founding in 1984, Hellman & Friedman has raised over $25 billion of committed capital. The Firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including energy & industrials, software, business & marketing services, internet & digital media, financial services, insurance, media, and healthcare.  Recent investments include: Goodman Global, Inc., Kronos Incorporated, Emdeon Business Services, Catalina Marketing Corporation, and Getty Images, Inc. For more information on Hellman & Friedman, visit www.hf.com.

About Harvest Partners

Harvest Partners is a leading private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment.  Founded in 1981, Harvest Partners’ investment focus is acquiring profitable manufacturing, distribution, consumer, retail and business services companies.  This strategy leverages Harvest Partners’ substantial experience in financing organic and acquisition-oriented growth opportunities.  Harvest Partners currently has approximately $1.7 billion of committed capital under management.  For more information on Harvest Partners, please visit its website at http://www.harvpart.com.

About Investcorp

Investcorp is a leading provider and manager of alternative investment products.  It has offices in New York, London and Bahrain and is publicly traded on the London Stock Exchange (IVC) and Bahrain Stock Exchange (INVCORP).  Investcorp has five lines of business: private equity, hedge funds, real estate, technology investment and Gulf growth capital.  Founded in 1982, Investcorp has grown to become one of the largest and most diverse alternative investment managers in terms of both product offerings and geography.  It currently has over $13 billion in invested assets under management.  Further information is available at www.investcorp.com.

CONTACT: Associated Materials, Stephen Graham, +1-330-922-7743, sgraham@associatedmaterials.com; or Hellman & Friedman LLC, Brendan McManus of Abernathy MacGregor Group, +1-212-371-5999, bfm@abmac.com